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                                                                   EXHIBIT 10.45

         SUPPLEMENTARY AGREEMENT #2 TO THE MANAGING DIRECTOR'S CONTRACT
            OF EMPLOYMENT DATED JANUARY 1, 1998 BETWEEN DOMILENS AND
                              GUENTHER ROEPSTORFF

                                    ADDENDUM
               TO THE MANAGING DIRECTOR'S CONTRACT OF 22 JUNE 1993

                                     (seal of Axel Mallick, notary in Pinneberg)


                                                                       signature

                                                                          Notary


The contract of employment shall be amended as from 1 January 1998:

Article 1

Paragraph 1

shall be amended as follows:

Mr. Roepstorff is no longer exempted from the restrictions set out in section 181 of the German Civil Code (BGB).

Paragraph 2

shall be amended as follows:

        - He shall comply with the restrictions set out therein. He shall follow the resolutions and instructions of the meeting of shareholders.

        - Mr. Roepstorff must obtain the prior approval of the meeting of shareholders for all measures and transactions which go beyond the Company's usual trading operations. This shall particularly include:


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        1.      The purchase of real estate and all dispositions concerning such real estate, rights lo real estate, rights in respect of a real estate right and the obligation to exercise such real estate rights.

        2. Structural building measures including conversions and repairs. (structural building measures crossed out and replaced by "important measures"? - translator's note)

        3. The granting of all types of securities, the approval of loans outside or inside the usual business transactions and the assumption of third-party liabilities, the granting of loans and guarantees to the Company's employees.

        4. The taking out of new loans which go beyond the credit limit of the existing loan of DM 1 ,500000.- and the termination of loans.

        5. The granting of new powers of procuration (prokura) and commercial authority (Handlungsvollmachten - narrower than "prokura" (translator's note) and the revocation of such.

        6.      The setting up, sale and closure of offices and plants.

        7. The purchase of other enterprises, the purchase, change or termination of dormant equity holdings including the purchase of shares in the Company; furthermore voting in associated companies.

        8. Taking on and ending continuous obligations if the obligations under the contract may exceed 150,000.- in total.

        9. The conclusion and amendment of pool agreements, integrated inter-company relations and co-operations

        10. The closure or any major restriction in the lines of business in which the Company engages and the inclusion of new lines of business which have nothing to do with the field of ophthalmology

        11.     Promising gifts and hand gifts which go beyond what is usual

        12. Agreements with any kind of relatives and with companies in which the managing director or his relatives are shareholders.

        13. The recruitment of employees who are to have a annual gross salary in excess of DM 120,000.-.

        14. Any (major) change in the employees' remuneration and all other major amendments to contracts of employment. ("major" inserted in handwriting - translator's note)

        15. Taking legal action other than such action as is necessary to collect outstanding debts. (an illegible word inserted in handwriting before legal action - translator's note)

        16. The conclusion, amendment and ending of contracts which grant the right to share in the Company's earnings in any kind of form


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        17.     The restrictions set out in Article 6 of the Company's
                shareholders' agreement shall apply in addition.

        - Mr. Roepstorff shall at all times protect the Company's economic, financial and organizational interests. In all decisions he must act immediately, exercising the care of a proper businessman as laid down by the law, the resolutions of the shareholders, the rules of procedure, in as far as they exists, and the provisions of this agreement.

        - Mr. Roepstorff may not grant other shareholders or himself or persons or companies close to him any advantages of any kind under contract or through unilateral acts. In the event of any breach of this rule the Company must be compensated for the advantage which has been granted.

        - Mr Roepstorff must devote his entire energies and all his expertise and experience solely to the Company. He must be available for service if and in as far as this is in the interests of the Company. Any acceptance of a non-gratuitous or a gratuitous side-line occupation and of any positions on supervisory boards, advisory boards or similar positions shall require the prior written approval of the meeting of shareholders. (Crossed out: This does not apply to the Consulting Agreement with the shareholders of the STAAR SURGICAL Group.)

Paragraph 4

To be deleted in full.

Article 2

Paragraph 1

shall be amended as follows:

The contract shall be prolonged until the end of 31 December 2007. During this time neither party may terminate the contract unless there are important grounds for doing so. Such important grounds include:


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        -       Any breach of this contract and the shareholders' agreement

        -       Any irreconcilable difference in business policy

        -       Any criminal acts to the detriment of the Company

Article 3

Paragraph 1a-d shall be documented as follow in accordance with the existing agreements:

        a. As previously, the annual salary shall amount to DM 450,000.-. It shall be paid in the following installments, each of which shall be due at the end of the month:

        b.      To be deleted in full.

        c. The management bonus shall amount to 5% of the net annual profit.

        d. Expenses shall be reimbursed on the production of a voucher according to the tax laws.

The following clause is to be added:

Mr. Roepstorff agrees that the meeting of shareholders may adjust his pay as appropriate if the Company's economic circumstances should deteriorate. This shall be irrebutably assumed if the Company's earnings position declines (crossed out: by half or more than the earnings achieved in 1996 (replaced by: to DM 1 .0 million or less).


Paragraph 2

The following clause is to be added:

In as far as the vehicle is permanently or temporarily equipped with a car telephone Mr. Roepstorff shall not be permitted to conduct private conversations. He must strictly observe this prohibition.

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Furthermore the contract shall be supplemented as follows:

        I. For the duration of this contract of employment Mr. Roepstorff may not become a shareholder in enterprises that compete with the Company or with which the Company has business relations, neither directly nor indirectly.

        II. For the duration of two year after the end of this contract of employment Mr. Roepstorff undertakes not to work in any way for a company that operates in the same area as the company and in this area not to conduct any transactions on his own account or on the account of a third party and not to acquire any indirect or direct share in a company that operates in the same area as the Company.

        III. Mr. Roepstorff undertakes to maintain strict confidentiality vis-a-vis third parties concerning all matters confided to him or otherwise revealed to him, particularly concerning the participating interests in the Company and concerning such business matters which are regarded as business secrets. This particularly means lists of customers, contracts, business policy and supply sources. The provisions of the Data Protection Act must be observed. The above obligations shall also continue after Mr. Roepstorff has left the Company.

        IV. On leaving the Company or on being discharged of his obligation to serve the Company Mr. Roepstorff must immediately surrender all documents, correspondence, records and similar which concern the Company's interests and which are in his possession. It is expressly agreed that he shall have no right of retention in respect of such documents. It is also expressly prohibited to make photocopies/duplicates of statements of costs, statistic and similar or to pass them on to third parties.

        V. All inventions, trade marks, patents, copyrights and other working results that qualify for protection shall be the property of the Company, even if they should be created by pure chance. Mr. Roepstorff therefore guarantees that all rights shall be granted free of charge in this respect. This also applies to such rights in the above meaning which Mr. Roepstorff obtains, publishes and/or invents, in part or in full, two years after the expiry of the contract of employment.


(signature)                                              (signature)